Consulting Agreement

This Consulting Agreement (this "Agreement") is entered into as of January 25, 2006 by and among Las Vegas Resorts Corporation ("LRC"), Winner Group Limited, a holding company organized under the laws of the Cayman Islands, (the "Winner" and collectively with LRC, "Winner"), and Heritage Management Consultants, Inc., a corporation organized under the laws of South Carolina, USA (the "Consultant").

RECITALS

1. Consultant is willing to provide to Winner and its affiliated companies (collectively, the "Company") the consulting services identified in this Agreement.

2. Winner is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Engagement. Winner hereby engages Consultant as an independent contractor.

Heritage agrees to provide professional management services to assist the Company in meeting it obligations as a US publicly traded company. The activities typically associated with this engagement are:
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Provide the Company with two individual who will act in the role of company contract employees. These individuals with represent the Company as "Vice President of Strategic Planning" and "Senior Financial Analyst," respectively. These executives will form the basis of the Company's executive presence in the USA. They will be part time, contracted employees who will support the following activities:

o	Review, edit, and rewrite, if necessary, the Company's business plan.
o	Define and document the Company's strategic direction, so as to position the Company as being different, unique and extraordinary to the Company's strategic stakeholders.
o
Extract from the business plan and strategic direction a "strategic profile" of the Company. The "world of the public markets" must come to understand this strategic profile in a 20 minute presentation.

o
Identify operating and financial plan issues that will be of concern strategic stakeholders, (institutional investors, the SEC, exchanges, and strategic vendors or customers.) Work with the Company to develop solutions to mitigate these issues.

o	Visit the Company to obtain background information and to work with the Company to develop a successful public company strategy.

o	Develop a financial model for revenue projections that identify the keystone events, timetables and point by point construction of the Company's growth plans.
o
Construct a detailed financial model for the business in the form required for effective fund raising and communication with the US investment community. These financial projections include projected Income Statement, Balance Sheet and cash flow projections. All schedules will interlock completely error free, and include all relevant ratios of import to investors.

o	Represent the Company to investment banking firms, their bankers and their research analysts. .
o
Conduct road show presentations to potential investors, with the Heritage executive serving as the VP of Strategic Planning serving as the presenter. Address objections and concerns from the investment community.

o	Assist in the preparation of materials for investor conferences. Attend investor conferences as the Company's representative as needed.
o	Hold on line presentation (e.g., Webex or MS NetMeeting) to potential investors, again with the Heritage executive serving as the VP of Strategic Planning acting as the presenter.
o	Oversee the preparation and filing of an SB-2 registration on a timely basis. Coordinate responses to SEC comments to the registration statement.
o	Put into place the requirements for a listing on NASDAQ:
▪	Recruit and independent members to serve on the Board of Directors
▪	Arrange for Directors and Officers insurance. Review alternative proposals and make recommendations to the Company.
▪	Oversee the NASDAQ application process.
o	When appropriate, hold quarterly conference calls with the Company's investors.
o	Schedule, coordinate and monitor preparation of the following items with the Company's attorneys, accountants, auditors, investor relations firm, etc. as needed:
▪	1934 Act SEC filings, including Edgarization, including 10-K, 10-Q, 8-K,
▪	SEC Form 3, Form 4, Form 5 for insider stock sales
▪	Proxy statement
▪	Annual report
▪	NASDAQ filings
▪	Quarterly stockholder reports
▪	Press releases

o	Assist in preparation of materials for the Annual Stockholders Meeting, as needed.
o	Develop a mechanism for orderly insider stock sales and reporting.
o	Assist in the education of the Company's management on public company responsibilities
•	Assist in the retention, replacement and negotiation with the service providers (such as IR firms, accountants, attorneys) as requested..

2. Term. This Agreement will commence on the date first written above, and unless modified by the mutual written agreement of the parties, shall continue for a period of one year.

3. Compensation.

a.  In consideration of the services to be performed by Consultant, Winner agrees to pay Consultant $175,000 U.S. dollars over the term of this Agreement. Payments will be made in four (4) equal installments at the beginning of each quarter of the engagement, in advance, starting with the execution date of this Agreement.

b.  As further part of the consideration for Consultant's services, Consultant shall receive warrants (the "Warrants") to purchase two hundred thousand (200,000) shares of LRC's common capital, which warrants shall be delivered within one hundred eighty (180) days of the execution date of this Agreement. The exercise price of the warrants will be set at a price of $5.50 per share. The Warrants shall be assignable and transferable, shall include standard weighted average anti-dilution protection and unlimited piggyback registration rights, and will vest twelve (12) months after the date of this agreement. The Warrants expire 3 years after date of issue.

c.  All out of pocket expenses incurred by Consultant's associates shall be reimbursed by the Company. All expenses in excess of $1000.00 shall be approved by the Company.

4. Representations and Warranties. Consultant represents and warrants (i) that Consultant has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Consultant's undertaking this relationship with the Company, (ii) that Consultant will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity and (iii) that Consultant has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement.

5. Limited Liability. Consultant shall not be liable to the Company, or to anyone who may claim any right due to its relationship with the Company, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant's services under this agreement. Winner shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to the Company

6. Indemnification. Winner agrees to indemnify and save harmless the Consultant, as well as Consultant's officers, employees, and agents from all suits, actions, losses, damages, claims, or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney's fees arising out of or occasioned by the acts of Winner, its agents or employees, or occasioned by the acts of Consultant in the execution or performance of the services provided by the Consultant, at any time from the execution date of this Agreement until such time after any pertinent limitations period expires after the termination of this Agreement.

As part of this indemnification, Winner agrees to defend and hold harmless Consultant from and against any and all liabilities arising from the consulting agreement. As such, Consultant shall not be liable to Winner, or to anyone who may claim any right due to its relationship with Winner, for any acts or omissions on the part of the Consultant or the agents or employees of the Consultant in the performance of Consultant's services under this agreement. Winner shall hold Consultant free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to the Company.

Consultant agrees to indemnify and save harmless Winner, as well as Winner's officers, employees, and agents from all suits, actions, losses, damages, claims, or liability of any character, type or description, including without limiting the generality of the foregoing all expenses of litigation, court costs, and attorney's fees arising out of or occasioned by the acts of Consultant, its agents or employees, at any time from the execution date of this Agreement until such time after any pertinent limitations period expires after the termination of this Agreement.

As part of this indemnification, Consultant agrees to defend and hold harmless Winner from and against any and all liabilities arising from the consulting agreement. Consultant shall hold Winner free and harmless from any obligations, costs, claims, judgments, attorney's fees, or attachments arising from or growing out of the services rendered to Winner.

6. Non Competition and Non Disclosure. Consultant agrees that for the term of this Agreement it shall not represent or provide services of any kind to any third party that either directly or indirectly engages in business operations similar to those undertaken by Winner.

In addition, during the term of this Agreement and for a period of one year following the expiration thereof, Consultant shall keep confidential all non- public information regarding the business operations, financial condition, prospects, and customers of Winner that is obtained by Consultant while rendering the services contemplated hereby.

7. Arbitration. Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this agreement shall, on the written request of one party served on the other, be submitted to arbitration. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine the dispute, and each party shall attempt in good faith to agree with the other as to a third arbitrator; if the parties should prove unable to agree in this way, then the two arbitrators already chosen shall select a third impartial arbitrator whose decision shall be final and conclusive. The expenses of arbitration shall be borne by the losing party or in such proportion as the arbitrators shall decide.

8. Miscellaneous. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective successors and assigns.

9. Sole Agreement. This agreement supersedes any prior proposal, representation or understanding between the parties hereto.

Executed as of the day and year first above written.

Las Vegas Resorts By: /s/ Jianquan Li ________________________________ Jianquan Li Winner Group Limited By: /s/ Jianquan Li __________________________________ Jianquan Li	Heritage Management Consultants, Inc. By: /s/ James Groh ____________________________ James H. Groh, President